Exhibit 4.1(a)

KRAFT FOODS INC

OFFICERS’ CERTIFICATE

February 8, 2010

Reference is made to Section 301 of the Indenture dated as of October 17, 2001, by and between Kraft Foods Inc. (the “Company”) and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as Trustee (the “Indenture”), and the Terms Agreement dated February 4, 2010 (the “Terms Agreement”), which incorporates the Amended and Restated Underwriting Agreement dated December 5, 2007 (the “Underwriting Agreement”), by and among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and RBS Securities Inc., as representatives of the Underwriters named therein, relating to the offer and sale by the Company of $1,000,000,000 aggregate principal amount of its 2.625% Notes due 2013, $1,750,000,000 aggregate principal amount of its 4.125% Notes due 2016, $3,750,000,000 aggregate principal amount of its 5.375% Notes due 2020 and $3,000,000,000 aggregate principal amount of its 6.500% Notes due 2040. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Indenture, the Underwriting Agreement or the Terms Agreement, as the case may be. The undersigned Senior Vice President and Treasurer, in the case of Barbara L. Brasier, and Vice President and Corporate Secretary, in the case of Carol J. Ward, of the Company, hereby certify that the Senior Vice President and Treasurer has authorized the issue and sale of the Notes by the Company, and, in connection with such issue, has determined, approved or appointed, as the case may be, the following:

(a)	Title:

2.625% Notes due 2013 (the “2013 Notes”)

4.125% Notes due 2016 (the “2016 Notes”)

5.375% Notes due 2020 (the “2020 Notes”)

6.500% Notes due 2040 (the “2040 Notes” and, together with the 2013 Notes, the 2016 Notes and the 2020 Notes, the “Notes”)

(b)	Principal Amount: $1,000,000,000 aggregate principal amount of 2.625% Notes due 2013, $1,750,000,000 aggregate principal amount of 4.125% Notes due 2016, $3,750,000,000 aggregate principal amount of 5.375% Notes due 2020 and $3,000,000,000 aggregate principal amount of 6.500% Notes due 2040.

(c)	Interest: The 2013 Notes will bear interest at the rate of 2.625% per annum, the 2016 Notes will bear interest at the rate of 4.125% per annum, the 2020 Notes will bear interest at the rate of 5.375% per annum and the 2040 Notes will bear interest at the rate of 6.500% per annum. Interest on the 2013 Notes will accrue from February 8, 2010 and will be payable semi-annually in arrears on May 8 and November 8 of each year, to holders of record on the preceding April 23 or October 24, as the case may be, commencing on November 8 , 2010. Interest on the 2016 Notes and the 2040 Notes will accrue from February 8, 2010 and will be payable semi-annually in arrears on February 9 and August 9 of each year, to holders of record on the preceding January 25 or July 25, as the case may be, commencing on August 9, 2010. Interest on the 2020 Notes will accrue from February 8, 2010 and will be payable semi-annually in arrears on February 10 and August 10 of each year, to holders of record on the preceding January 26 or July 26, as the case may be, commencing on August 10, 2010.

Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(d)	Form and Denominations: Fully-registered book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(e)	Maturity: The 2013 Notes will mature on May 8, 2013, the 2016 Notes will mature on February 9, 2016, the 2020 Notes will mature on February 10, 2020 and the 2040 Notes will mature on February 9, 2040.

(f)	Change of Control: Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Company’s Prospectus Supplement relating to the Notes dated February 4, 2010 (the “Prospectus Supplement”) under the caption “Description of Notes—Change of Control.”

(g)	Optional Redemption: The Company may, at its option, redeem each series of the Notes in whole, but not in part, upon the occurrence of specified tax events as set forth in the global note representing the Notes attached hereto as Exhibit A. The Notes may not otherwise be redeemed at the option of the Company prior to maturity.

(h)	Payment of Additional Amounts: Section 1010 of the Indenture shall be applicable to the Notes, except that the term “Holder,” when used in Section 1010 of the Indenture, shall mean the beneficial owner of a Note or any person holding on behalf or for account of the beneficial owner of a Note.

(i)	Sinking Fund: None.

(j)	Purchase Price:

99.481% of the principal amount of the 2013 Notes, plus accrued interest, if any, from February 8, 2010

99.283% of the principal amount of the 2016 Notes, plus accrued interest, if any, from February 8, 2010

98.726% of the principal amount of the 2020 Notes, plus accrued interest, if any, from February 8, 2010

98.161% of the principal amount of the 2040 Notes, plus accrued interest, if any, from February 8, 2010

(k)	Place of Payment: Payments of principal and interest on the Notes will be made to The Depository Trust Company as the registered owner of the global security.

(l)	Events of Default and Restrictive Covenants: As set forth in the Indenture.

(m)	Trustee: Deutsche Bank Trust Company Americas.

(n)	Form of Notes: Attached as Exhibit A to this Officers’ Certificate delivered in connection with the delivery of the Notes. The further terms of the Notes shall be as set forth in the Prospectus and Exhibit A hereto.

(o)	Price to Public:

99.731% of principal amount of the 2013 Notes

99.658% of principal amount of the 2016 Notes

99.176% of principal amount of the 2020 Notes

99.036% of principal amount of the 2040 Notes

IN WITNESS WHEREOF, the undersigned Senior Vice President and Treasurer and Vice President and Corporate Secretary, respectively, of the Company, have executed this Certificate as of the date first written above.

KRAFT FOODS INC.

By:	/s/ Barbara L. Brasier
Name:	Barbara L. Brasier
Title:	Senior Vice President and Treasurer

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary